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                               JANUS ASPEN SERIES
                              JANUS ADVISER SERIES
                              JANUS INVESTMENT FUND

                              SECRETARY CERTIFICATE

The undersigned, being the Assistant Secretary of Janus Aspen Series ("JAS") and Janus Adviser Series ("JAD"), each a trust with transferable shares of the type commonly called a Delaware statutory trust, and the Assistant Secretary of Janus Investment Fund ("JIF"), a trust with transferable shares of the type commonly called a Massachusetts business trust (a "Trust" and, collectively with JAS and JAD, the "Trusts"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS and JAD by their Amended and Restated Trust Instruments dated December 29, 2005, and March 18, 2003, respectively, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, none of whom are "interested persons" of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on December 14, 2007, the following resolution was adopted:

     RESOLVED, that, consistent with the recommendation of the Legal and Regulatory Committee the Legal and Regulatory Committee recommends that the Trustees of Janus Investment Fund, Janus Aspen Series and Janus Adviser Series ratify two amendments to the current joint insured fidelity bond issued by ICI Mutual Insurance Company (the "Bond") in substantially the form presented in connection with this meeting, modifying the Bond to (1) change the limit of coverage under the Bond to $10 million; and (2) add Janus Adviser Global Real Estate Fund and Janus Adviser Global Research Fund as insureds under the Bond.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 18th day of January, 2008.


                                        /s/ Sue Sander
                                        ----------------------------------------
                                        Sue Sander, Assistant Secretary

STATE OF COLORADO           )
                            ) ss.
CITY AND COUNTY OF DENVER   )

     BEFORE ME, the undersigned authority, on this day personally appeared Sue Sander, Assistant Secretary of Janus Aspen Series, Janus Adviser Series and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
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     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 18th day of January, 2008.


My Commission Expires:                  /s/ Amber Joy Sanders
                                        ----------------------------------------
July 7, 2009                            Notary Public

                                        [Notary Seal]